Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: R. Gregory Lewis (615) 269-1900

J. ALEXANDER’S ANNOUNCES NEW CREDIT FACILITIES
AND STOCK REPURCHASE FROM SOLIDUS

Nashville, TN, May 22, 2009 – J. Alexander’s Corporation (NASDAQ: JAX) announced today that it had successfully closed new senior secured credit facilities with Pinnacle National Bank and repurchased 808,000 shares of its common stock from Solidus Company, L.P. and an affiliate at a price of $3.60 per share, using proceeds of a term loan under the credit facilities.

The new credit facilities consist of a three-year $5,000,000 revolving line of credit, which may be used for general corporate purposes, and a $3,000,000 term loan, which funded the stock repurchase.  The revolving line of credit replaces the Company’s previous line of credit.  The credit facilities will be secured by liens on certain personal property of the Company and its subsidiaries, subsidiary guaranties and a negative pledge on certain real property.

Amounts borrowed will bear interest at an annual rate of 30-day LIBOR plus an initial margin of 450 basis points, with a minimum interest rate of 4.6%.  Scheduled term loan payments are interest only for six months and monthly payments of principal plus interest over the remainder of the five-year term.  The credit facilities are subject to other customary terms and covenants.

Lonnie J. Stout II, Chairman, President and Chief Executive Officer of the Company, said “We are extremely pleased to complete our new credit facilities on favorable terms.  The three-year term of the revolving credit facility will provide financial flexibility to the Company.  The stock repurchase price represents a negotiated price that is approximately 14% below the closing market price on May 21, 2009, and approximately 62% below the Company’s net book value per share before the transaction.  We believe the transaction will increase significantly the long-term value to other shareholders of the Company.  In addition, we are pleased that Solidus has agreed to maintain a position in our stock and to limit potential future dispositions.”  The stock purchase was approved by the board of directors and by the Audit Committee of the board of directors, which is comprised solely of independent directors.

E. Townes Duncan, Chief Executive Officer of Solidus’s general partner, commented, “Solidus continues to remain a supporter of J. Alexander’s.  Solidus determined to liquidate a portion of its investment in J. Alexander’s in order to reduce indebtedness and pursue investment opportunities available in both public and private ventures in the current climate.  While Solidus’s position in the Company is reduced to approximately 8% of the Company’s outstanding stock, I am glad to remain a member of the Board of Directors of J. Alexander’s with a commitment to the Company’s future success.”  Solidus has agreed to limitations on its ability to sell its remaining shares of common stock, with dispositions limited to 100,000 shares in the remainder of 2009, 200,000 shares during 2010, and 100,000 shares during the first five months of 2011.

Cary Street Partners LLC, an investment banking and wealth management firm, rendered an opinion as to the fairness from a financial point of view of the purchase price to the Company and to the shareholders of J. Alexander’s other than Solidus and its affiliate.

J. Alexander’s Corporation operates 33 J. Alexander’s restaurants in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas.  J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine.  The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts.  J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors.  These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase  sales and operating margins in its restaurants under recessionary economic conditions, which may continue indefinitely and which could worsen; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in business or economic conditions, including rising food costs and product shortages as well as mandated  increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.  These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.